                           EXHIBIT 5 and EXHIBIT 23.2

                       OPINION OF SHERMAN & HOWARD L.L.C.

                                 January 7, 1997



Rocky Mountain Internet, Inc.
1099 18th Street, Suite 3000
Denver, Colorado 80202

     Re:  Validity of Common Stock

Gentlemen and Ladies:

     We have acted as counsel to Rocky Mountain Internet, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 relating to 489,300 shares of the Company's common stock, par value $.001 per share (the "Shares").

     We have examined the Company's certificate of incorporation, bylaws, and minutes of the proceedings of the Company's board of directors authorizing the Shares for reservation and issuance.

     Based on the foregoing examination, we advise you that in our opinion the Shares of common stock being offered pursuant to the Registration Statement on Form S-8 have been duly authorized and when issued and sold, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 referred to above. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Yours truly,

                                       /s/ SHERMAN & HOWARD L.L.C.